KEYSTONE GLOBAL OPPORTUNITIES FUND

                               THIRD SUPPLEMENTAL

                              DECLARATION OF TRUST




     THIRD SUPPLEMENTAL DECLARATION OF TRUST dated September 19, 1995 made by George S. Bissell, Albert H. Elfner, III, Frederick Amling, Charles A. Austin, III, Edwin D. Campbell, Charles F. Chapin, K. Dun Gifford, Leroy Keith, Jr., F. Ray Keyser, Jr., David M. Richardson, Richard J. Shima and Andrew J. Simons (hereinafter with their successors referred to as the "Trustees") to DECLARATION OF TRUST dated June 17, 1987.


     WHEREAS, the Trustees have determined to amend the Declaration of Trust to correct a defective and inconsistent provision in the original Declaration of Trust which provision was not intended to and is not deemed to have any legal effect.

     NOW THEREFORE, the Trustees hereby declare that they will amend the Declaration of Trust as hereinafter set forth:

         ARTICLE IV, The Trustees, Section 2. Terms of Office of
         Trustees, subsection (c) is hereby amended by deleting the existing subsection (c) in its entirety.


     All other provisions of the Declaration of Trust shall continue as originally stated.


     IN WITNESS WHEREOF, the undersigned, being all of the Trustees of the Trust, have caused this Third Supplemental Declaration of Trust to be executed on the 13th day of December 1995.


/s/ George S. Bissell
George S. Bissell, Trustee

/s/ Albert H. Elfner, III
Albert H. Elfner, III, Trustee

/s/ Fredrick Amling
Frederick Amling, Trustee

/s/ Charles A. Austin, III
Charles A. Austin, III, Trustee

/s/ Edwin D. Campbell
Edwin D. Campbell, Trustee

/s/ Charles F. Chapin
Charles F. Chapin, Trustee

/s/ K. Dun Gifford
K. Dun Gifford, Trustee

/s/ Leroy Keith, Jr.
Leroy Keith, Jr., Trustee

/s/ F. Ray Keyser
F. Ray Keyser, Jr., Trustee

/s/ David M. Richardson
David M. Richardson, Trustee

/s/ Richard J. Shima
Richard J. Shima, Trustee

/s/ Andrew J. Simons
Andrew J. Simons, Trustee

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